Exhibit 99.1

CorEnergy Schedules Earnings Release for Year Ended December 31, 2014

FOR IMMEDIATE RELEASE

KANSAS CITY, Mo. – February 25, 2015 – CorEnergy Infrastructure Trust, Inc. (NYSE: CORR) ("CorEnergy" or the "Company") announced today it will report earnings results for the year ended December 31, 2014, on Monday, March 16, 2015.

CorEnergy will host a conference call on Tuesday, March 17, 2015, at 1:00 pm Central Time to discuss its financial results. Please dial into the call at 877-407-8035 (for international, 1-201-689-8035) approximately five to ten minutes prior to the scheduled start time.

The call will also be webcast in a listen-only format. A link to the webcast will be accessible at www.corenergy.corridortrust.com.

A replay of the call will be available until 11:59 p.m. Central Time April 17, 2015, by dialing 877-660-6853 (for international, 1-201-612-7415). The Conference ID is 13601144. A replay of the webcast will also be available on the company’s website at www.corenergy.corridortrust.com .

About CorEnergy Infrastructure Trust, Inc.

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), the first publicly listed Real Estate Investment Trust (REIT) focused on energy infrastructure, primarily owns U.S. real assets used by energy companies and utilities under long-term triple net participating leases. These stable, utility-like assets include pipelines, storage tanks, transmission lines and gathering systems. The Company's principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and long-term distribution growth (reported to our investors on Form 1099). CorEnergy is managed by Corridor InfraTrust Management, LLC, a real property asset manager focused on U.S. energy infrastructure and an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy investments, with approximately $17.3 billion of assets under management in NYSE-listed closed-end investment companies, open-end funds and other accounts as of December 31, 2014. For more information, please visit corenergy.corridortrust.com.

1100 Walnut, Suite 3350, Kansas City, MO 64106 | Main: 816-875-3705 | Fax: 816-875-5875 | corridortrust.com

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Debbie Hagen, 877-699-CORR (2677)
info@corridortrust.com